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                                                                 EXHIBIT 9(c)(i)





                     AMENDMENT TO ADMINISTRATION AGREEMENT

THIS AMENDMENT to the Administration Agreement between MARKET STREET FUND, INC. (the "Fund") and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC") is made this 9th day of September , 1988.

WHEREAS, the Fund and Provident Institutional Management Corporation ("PIMC") entered into an Administration Agreement on December 12,1985; and

WHEREAS, PIMC assigned said agreement to PFPC; and

WHEREAS, it is the desire of the Fund and PFPC to amend said Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto to amend said Administration Agreement as follows:

1. The administrative services to be provided by PIMC pursuant to the Administration Agreement between the Fund and PIMC dated December 12, 1985 will be provided by PFPC.

2.       Add the following after the first sentence of item 5:

         The Fund or its authorized representative shall have the right to copy any records in the possession of PFPC which pertain to the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Administration Agreement between the parties to be executed by their officers designated below as of the date first above written.


[SEAL]                            MARKET STREET FUND, INC.

Attest: [sig]                     By:  [sig]
       ------------------------      ----------------------------


[SEAL]                            PROVIDENT FINANCIAL
                                  PROCESSING CORPORATION

Attest: [sig]                     By: [sig]
       ------------------------      ----------------------------